Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), entered into as of April 29, 2011 (the “Execution Date”) and effective as of January 1, 2011 (the “Effective Date”), by and between Thomas J. Somodi (“Employee”) and Power Solutions International, Inc., a Nevada Corporation (the “Company”).

R E C I T A L S:

WHEREAS, the Company desires to employ Employee for its own operations and for the operations of its subsidiary and related entities, including, but not limited to, The W Group, Inc. and Power Great Lakes, Inc. (collectively with the Company, the “Entities”); and

WHEREAS, Employee is willing to be employed by the Company and to perform services on behalf of the Entities;

NOW, THEREFORE, in consideration of the recitals and the mutual promises set forth in this Agreement, the parties hereto agree as follows:

1. Employment and Duties.

A. Position and Duties. As of the Effective Date, Employee shall (i) serve as the Chief Operating Officer for the Company and for the other Entities, (ii) serve as acting Chief Financial Officer for the Company and for the other Entities, which position he shall hold until the commencement of employment with the Company of a new Chief Financial Officer, and (iii) perform duties consistent with such positions, as directed by the Company’s Chief Executive Officer and Board of Directors (the “Board”). Employee and the Company agree that, following the Effective Date, the Company may modify Employee’s position and duties to the extent such modifications are consistent with the role of a Company executive and Employee’s knowledge, skills and expertise. The Company shall endeavor to hire a new Chief Financial Officer as soon as reasonably possible after the Execution Date.

B. Non-Exclusive Services. Employee agrees to perform to the best of his ability such duties as may be reasonably assigned to Employee and devote his time and energy as may be necessary. While it is expected that employment hereunder will be Employee’s primary business pursuit, the Company recognizes that Employee has other significant personal, business and corporate responsibilities, obligations and interests. Employee is expressly permitted to maintain and expand such responsibilities, obligations and interests provided they do not materially interfere with Employee’s duties on behalf of the Company.

C. Performance Standard. In furtherance of Section 1.A herein, Employee shall perform Employee’s duties in a conscientious, reasonable and competent manner and shall strive to promote the success and best interests of the Company. In addition, Employee agrees to perform his services hereunder in accordance with ordinary business custom and good taste, with integrity, honesty and responsibility.

2. [INTENTIONALLY OMITTED]

3. Term. Employee’s employment with the Company pursuant to this Agreement shall be effective as of the Effective Date and continue in effect until the earlier of (i) the date on which Employee dies or otherwise incurs a termination of employment with the Company, and (ii) December 31, 2012 (such period, the “Term”). In the event that the Term expires on December 31, 2012 and Employee’s employment with the Company continues, such employment shall be at-will; provided, however, that Executive’s obligations under Sections 6 through 8 hereof shall continue in full force and effect.

4. Compensation. The Company agrees to provide the following payments and consideration to Employee as full payment for the services to be performed pursuant to this Agreement. Such payments and consideration may be paid or provided by the Company or through any Entity:

A. Salary. For calendar year 2011, Employee shall receive a total salary of five hundred thousand dollars ($500,000). From the Execution Date through and including December 31, 2011, Employee shall receive a portion of such salary equal to the excess of five hundred thousand dollars ($500,000) over the sum of any amounts of salary for calendar year 2011 paid to Employee on or prior to the Execution Date. For calendar year 2012, Employee shall receive an annual salary of five hundred thousand dollars ($500,000). Any annual salary payable hereunder shall be paid pursuant to the Company’s payroll procedures and polices as in effect from time to time.

B. Incentive Compensation. For each of calendar years 2011 and 2012, Employee will be eligible to receive a performance bonus based on the Company’s and Employee’s performance during such year, as determined in the sole discretion, exercised in good faith, of the Board (or a committee thereof). Any such bonus shall be paid no earlier than January 1, and no later than April 30, of the calendar year following the calendar year in which such bonus is earned.

C. Equity Compensation. During the Term, Employee shall be eligible to receive equity compensation under any equity plan established and maintained by the Company, as determined in the sole discretion, exercised in good faith, of the Board (or a committee thereof). Any such award of equity compensation shall be governed by the terms and conditions of the equity plan under which it is granted.

D. Expense Reimbursements. The Company shall reimburse Employee for all substantiated reasonable and necessary expenses incurred in carrying out Employee’s duties under this Agreement pursuant to the Company’s business expense reimbursement policies and practices as in effect from time to time. The Company further agrees to reimburse Employee of up to sixty-two thousand five hundred dollars ($62,500) of his substantiated, reasonable attorneys’, accountants’ and advisor fees and costs associated with the negotiation and execution of this Agreement, the Termination Agreement, dated as of April 20, 2011, by and between The W Group, Inc. and Employee, the Purchase and Sale Agreement, dated as of April 20, 2011, by and between Employee and Gary Winemaster (the “Purchase and Sale Agreement”), and the transactions contemplated hereby and thereby, within ten (10) business days following the Execution Date. Reimbursement of any other fees or costs of attorneys, accountants or advisors of or to Employee shall be subject to the prior approval of the Company’s Chief Executive Officer.

E. Benefits. Employee shall be eligible to participate in the Company’s 401(k) retirement plan and health-related plans (including any family, dental and vision benefits offered thereunder) on the same terms and conditions that apply to other similarly situated executives of the Company from time to time. To the extent permissible under the Company’s health-related plans, any underlying group insurance polices, and applicable law or regulation (without penalty to the Company), the Company agrees that, upon any termination of Employee’s employment, the Company will continue to provide Employee with substantially similar family coverage under the Company’s health-related plans as provided to Employee while he was an employee of the Company until Employee is eligible for Medicare; provided, however, that Employee shall pay the full cost to the Company of any such coverage. The Company shall not unreasonably or in bad faith fail to include language in any Company health-related plan if the lack of such language would prohibit Employee from being eligible for any continuation coverage pursuant to this Section 4.D. If Employee fails to timely reimburse the Company for the cost of any such coverage, the Company’s obligation to continue to provide such coverage shall cease.

F. Life Insurance.

I. Employee has procured and owns a life insurance policy on Employee’s life that provides for a death benefit of two million dollars ($2,000,000) (“Life Insurance Policy I”). The Company acknowledges that Life Insurance Policy I is owned by Employee and that Employee may, in his sole discretion, name a beneficiary upon such policy. The Company shall not be named as a beneficiary upon Life Insurance Policy I and shall have no collateral interest in the policy or right of reimbursement as to premium payments made with respect to Life Insurance Policy I. Employee shall have sole responsibility for paying the premiums to maintain such policy.

II. The Company has procured and owns a life insurance policy on Employee’s life which provides for a death benefit to the Company of three million dollars ($3,000,000) (“Life Insurance Policy II”). To the extent permissible, the Company agrees to transfer Life Insurance Policy II to Employee as soon as administratively feasible following the Execution Date. Following any such transfer, Employee shall have sole responsibility for paying the premiums to maintain such policy.

G. Paid Time Off. Employee shall be eligible to take paid time off under the Company’s paid time off polices on the same terms and conditions that apply to other similarly situated senior management employees of the Company from time to time; provided; however, that Employee shall be entitled to a minimum of twenty-five (25) days of paid time off per calendar year.

H. Insurance. The Company shall use its commercially reasonable best efforts to obtain and maintain in full force and effect liability insurance applicable to directors and officers in reasonable amounts from established and reputable insurers (subject to appropriate cost considerations), as determined in good faith by the Board. To the extent the Company maintains liability insurance applicable to directors, officers, employees, controlling persons, agents or fiduciaries of the Company, Employee shall be covered by such policy or policies in such a manner as to provide Employee the same rights and benefits as are accorded to the most favorably insured of the Company’s directors, if Employee is a director thereof, or of the Company’s officers, if Employee is not a director of the Company but is an officer thereof, or of Company’s key employees, controlling persons, agents or fiduciaries, if Employee is not an officer or director of the Company, but is a key employee, controlling person, agent or fiduciary thereof, as the case may be. The Company shall advise Employee as to the general terms of, and the amounts of coverage provided by, any liability insurance policy described in this Section 4.G and shall promptly notify Employee if, at any time, any such insurance policy will no longer be maintained, the amount of coverage under any such insurance policy will be decreased or the terms of any such insurance policy will materially change.

5. Employment Termination.

A. Termination without Cause During Term. If, prior to the end of the Term, the Company terminates Employee’s employment without Cause (defined below) and such termination constitutes a Separation from Service (defined below), Employee shall be (I) entitled to receive the remainder of the salary he would have received pursuant to Section 4.A hereof if he had remained employed through and including December 31, 2012 and (II) eligible for the health-related plan continuation coverage described in (and subject to the terms of) Section 4.D hereof. Employee’s salary severance amount shall be paid as salary continuation pursuant to the Company’s payroll schedule as in effect on the date of Employee’s Separation from Service; provided, however, that, to the extent that Employee is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of his Separation from Service, any salary severance amounts that would otherwise be payable under this Section 5.A during the six (6) month period immediately following Employee’s Separation from Service shall be paid on the first payroll date following the six (6) month anniversary of Employee’s Separation from Service. Notwithstanding the foregoing, Employee agrees that he (i) shall forfeit his right to receive any salary continuation pursuant to this Section 5.A or any health-related plan continuation coverage if he breaches any of his obligations under Sections 6 through 8 hereof, fails to timely execute a general release of claims against the Entities (including their employees, directors, agents and affiliates), or revokes such release during any applicable revocation period; and (ii) in the event of any such breach, failure, or revocation, shall reimburse the Company for the gross amounts of any salary continuation payments already made prior to the occurrence of such breach, failure or revocation.

B. Other Termination. If Employee’s employment with the Company terminates under any circumstances other than those described in Section 5.A hereof (including after expiration of the Term), Employee shall not be entitled to any severance payments or benefits, other than eligibility for the health-related plan continuation coverage described in (and subject to the terms of) Section 4.E hereof, which health-related continuation coverage shall not be affected by such termination. Notwithstanding the foregoing or anything else to the contrary contained herein, Employee agrees that he shall forfeit his right to receive any such health-related plan continuation coverage if he breaches any of his obligations under Sections 6 through 8 hereof, fails to timely execute a general release of claims against the Entities (including their employees, directors, agents and affiliates), or revokes such release during any applicable revocation period.

C. No Additional Obligations. Except as otherwise expressly provided in this Agreement, the Company shall have no additional obligations under this Agreement upon the termination of Employee’s employment.

D. Notice of Termination. Any termination by the Company of Employee’s employment under Section 5.A hereof shall be communicated to Employee by written notice and such written notice shall include in reasonable detail the basis for termination. Such employment termination shall become effective as of the date such notice is provided to Employee, unless the Company specifies a later date in such notice.

E. Definitions.

I. As used in this Agreement, “Cause” shall mean the occurrence of one or more of the following:

•	A conviction or a plea of nolo contendere by Employee of a felony, or other crime involving dishonesty, disloyalty or fraud;

•

action by the Employee constituting gross negligence, willful misconduct or unlawful conduct, which results in significant financial loss or liability to any Entity or, in any material respect, impairs the reputation, goodwill or business of any Entity;

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the Board’s good faith determination, following consultation with an independent medical doctor, that Employee suffers from a physical or mental illness or injury that renders Employee incapable of performing his duties, with or without a reasonable accommodation, and that does or may be expected to continue for more than six (6) months during any consecutive twelve (12)-month period;

•

Employee’s liquidation, assignment or other transfer of (or direct or indirect transfer of any of the economic or other rights associated with) an aggregate of more than fifty percent (50%) of the shares of Common Stock Employee has at any time received from Gary Winemaster pursuant to the Purchase and Sale Agreement (subject to appropriate adjustment for stock splits, stock dividends, stock combinations and other similar events);

•	Employee’s breach of any provision in Sections 6 through 8 hereof; and

•

the continued failure of the Employee for thirty (30) consecutive days, after prior written notice of such failure and following a reasonable opportunity by Employee to cure, to perform the duties assigned to Employee in accordance herewith.

II. As used in this Agreement, “Separation from Service” shall mean Employee’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) with the Company.

6. Confidential Information. Employee acknowledges that by reason of his employment by the Company, or while being associated with the Entities, Employee has had and will have access to and become informed of Confidential Information (defined below) that is a competitive asset of the Company, and agrees that the Entities have a protectable interest in such Confidential Information. Therefore, Employee agrees that he shall not, directly or indirectly, disclose to any unauthorized person or use for his own purposes any such Confidential Information without the prior written consent of the Company unless and to the extent that such Confidential Information (i) becomes or is generally known to the public and available for use by the public and industry other than as a result of Employee’s unauthorized acts or omissions in breach of this Agreement, or (ii) is required to be disclosed by judicial process, law or securities exchange on which the securities of the Company or any of its affiliates are listed; provided, however, that Employee, to the extent not prohibited by such process, law or exchange, shall give the Company written notice of the Confidential Information to be so disclosed pursuant to clause (ii) of this sentence as far in advance of its disclosure as is reasonably practicable, shall cooperate with the Company in any efforts to protect the Confidential Information from disclosure (including efforts to secure a judicial order to such effect), and shall limit his disclosure of such Confidential Information to the minimum disclosure required by such process, law or exchange. Employee acknowledges that all documents and other property including or reflecting Confidential Information furnished to Employee by any entity or otherwise acquired or developed by an Entity or acquired, developed or known by Employee by reason of the performance of his duties for, or his association with, any of the Entities shall at all times be the property of the Company. Employee shall take all reasonable steps to safeguard Confidential Information and protect it against disclosure, misuse, loss or theft. Employee shall deliver to the Company, at such time as the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) that constitute Confidential Information that Employee may then possess or have under his control. “Confidential Information” means (x) any and all trade secrets concerning the business and affairs of any Entity, any product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), database technologies, systems, structures, architectures processes, improvements, devices, discoveries, concepts, methods, and information of any Entity; (y) any and all information concerning the business and affairs of any Entity (which includes financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, contractors, agents, suppliers and potential suppliers, personnel training and techniques and materials, and purchasing methods and techniques), however documented; and (z) any and all notes, analysis, compilations, studies, summaries and other material prepared by or for any Entity containing or based, in whole or in part, upon any information included in the foregoing.

7. Non-Compete. Employee acknowledges that by reason of Employee’s duties and association with the Entities, Employee has or will become familiar with Confidential Information concerning the Entities and that Employee’s services are of special, unique and extraordinary value to the Entities. Therefore, Employee agrees that during his employment with the Company and until the one (1) year anniversary of the termination thereof for any reason (the “Noncompete Period”), Employee shall not, without the prior express written approval of the Company, other than in the legitimate exercise of his duties for the Company, directly or indirectly (i) own, manage, operate, or control any entity that engages in the business of designing, manufacturing, marketing, distributing and/or otherwise supplying or providing power systems (and/or subsystems, components, kits and/or parts), other engine power products, telematics products and/or connected asset services (and/or other products and/or services directly related to any of the foregoing) to manufacturers and suppliers of off-highway industrial equipment, or in any other business in which the Company engages as of the date on which Employee’s employment with the Company ends (“Competitive Activity”), or (ii) be employed or engaged in a strategic, business development, or executive capacity (or any role involving services similar to those that Employee provided to the Entities or their affiliates), whether or not for compensation, by any person or entity engaged in a Competitive Activity. The provisions in this Section 7 shall operate in the market areas of the United States and any other market areas of any other countries anywhere in the world in which the Entities conduct or plan to conduct their business as of Employee’s separation from the Company. The foregoing shall not restrict the Employee from directly or indirectly owning stock of the Company or up to an aggregate of two percent (2%) of the outstanding stock of any publicly held company engaged in a business competitive to the Entities’ business.

8. Non-Solicitation. Employee agrees that during his employment with the Company and until the one (1) year anniversary of the termination thereof, he shall not, directly or indirectly, whether individually, as a director, stockholder, partner, owner, employee or agent of any business, or in any other capacity: (i) induce or attempt to induce any employee of any Entity to leave his or her employ or in any way interfere with the relationship between any Entity and any employee thereof; (ii) solicit to hire or hire any person who was an employee of any Entity at any time during the one (1) year period prior to the date of Employee’s termination with the Company; or (iii) induce or attempt to induce any customer, developer, client, member, supplier, vendor, licensee, licensor, franchisee or other business relation of any Entity to cease doing business with any Entity, or in any way interfere with the relationship between any such customer, developer, client, member, supplier, vendor, licensee, licensor, franchisee or business relation of any Entity (including, without limitation, making any negative statements or communications about any Entity or any of their respective officers, directors, products or services).

9. Enforcement. Employee acknowledges that the provisions of Sections 6 through 8 hereof are in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. Employee expressly agrees and acknowledges that the restrictions contained in Sections 6 through 8 hereof do not preclude Employee from earning a livelihood, nor do they unreasonably impose limitations on Employee’s ability to earn a living. In addition, Employee agrees and acknowledges that the potential harm to any Entity of its non-enforcement outweighs any harm to Employee of its enforcement by injunction or otherwise. Employee acknowledges that Employee has carefully read this Agreement and has given careful consideration to the restraints imposed upon Employee by this Agreement, and is in full accord as to their necessity. If, at the time of enforcement of any of Sections 6 through 8 hereof, a court of competent jurisdiction or an arbitrator shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Employee expressly acknowledges and agrees that the restrictions contained herein are reasonable in terms of duration, scope and area restrictions and are necessary to protect the Confidential Information and the goodwill of the businesses of any Entity, and Employee agrees not to challenge the validity or enforceability of the restrictions contained herein. The parties hereto expressly agree that money damages would not be an adequate remedy for breaching any provision of Sections 6 through 8 hereof. Therefore, in the event of a breach or threatened breach of any such provision, the Company and/or any other Entity or their respective successors or assigns shall be entitled to, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without the necessity of posting a bond or other security, or proving economic harm).

10. Assignment. This Agreement may not be assigned by either the Company or Employee, except that this Agreement shall inure to the benefit of and be enforceable by the Employee’s estate and/or legal representative and the Company’s successors and assigns, including without limitation, any individual or entity that may acquire all, or substantially all, of the Company’s assets and business or with and into which the Company may be consolidated or merged; and this provision shall apply in the event of any subsequent merger or consolidation.

11. Notices. All notices given under this Agreement shall be in writing, and shall be personally delivered or sent to the following address by registered mail, postage prepaid or at such other address as either party shall designate in writing to the other.

If to Employee:	The most recent address on the file with the Company

If to Company:	655 Wheat Lane Wood Dale, Illinois 60191
	Attention:	Gary Winemaster

12. Miscellaneous Provisions.

A. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein. No modification or amendment of this Agreement shall be effective unless in writing and signed by the parties hereto.

B. Tax Withholding. The Company shall withhold from any amounts payable to Employee hereunder all federal, state, city or other taxes the withholding of which the Company determines to be legally required pursuant to any applicable law or regulation (it being understood by the parties hereto that Employee shall be responsible for payment of all taxes, foreign or otherwise, in respect to the payments provided herein).

C. Section 409A. The Company and Employee intend this Agreement to be structured and interpreted to comply with, or to satisfy an exemption from, Section 409A of the Internal Revenue Code of 1986, as amended, and all regulations, guidance, compliance programs, and other interpretative authority in effect thereunder, such that there are no adverse tax consequences, interest, or penalties therunder (“409A Tax”) imposed on Employee as a result of any payment hereunder. The Company and Employee agree to cooperate in good faith to provide full effect to such intent; provided, however, that the Company shall have no liability for a 409A Tax imposed on Employee.

D. Attorney Fees. In any action, proceeding or dispute in connection with this Agreement, the court resolving such dispute may determine whether any party shall pay any of the reasonable attorneys fees or costs of any other party.

E. Further Assurances. Each party to this Agreement shall from time to time hereafter, and upon request, execute acknowledge and deliver such other instruments and documents as may be reasonably required to carry out the terms and conditions of this Agreement.

F. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois (regardless of its conflict of laws principles), and without reference to any rules of construction regarding the party responsible for the drafting hereof. Each party hereto submits to venue in, and jurisdiction of, the State or Federal Court (as may be appropriate) nearest to the Company’s then headquarters.

G. Headings. The section headings in this Agreement are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

H. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument, and may be delivered by facsimile or other form of electronic transmission.

I. Waiver. The failure of either party hereto to insist on strict performance of this Agreement by the other, according to the terms and understandings herein set forth, shall not be construed as a waiver of the right to insist on such performance, and no waiver by either party hereto of any breach by the other of any provision hereof shall be deemed a waiver of any other prior or subsequent breach.

J. Severability. If any provision hereof is invalid or unenforceable, the invalidity or unenforceability shall not affect any other provision hereof and this Agreement shall be construed in all respects as if the invalid or unenforceable provision had been omitted.

[Signature Page Follows]

Dated as of the Execution Date.

POWER SOLUTIONS INTERNATIONAL, INC.		THOMAS J. SOMODI

By:	/s/ Ryan A. Neely	/s/ Thomas J. Somodi

Name:	Ryan A. Neely

Title:	President

[Signature Page to T. Somodi Employment Agreement]